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                                                                    EXHIBIT 22.1

                  SUBSIDIARIES OF FIRST REPUBLIC BANCORP INC.

  First Republic Bancorp Inc. has the following wholly-owned subsidiaries as of this date:

    1.First Republic Thrift & Loan--a California state chartered industrial banking company.

    2. First Republic Savings Bank (formerly Silver State Thrift and
       Loan)--a Nevada state chartered industrial banking company

    3.First Republic Mortgage, Inc.--a Nevada state chartered mortgage loan origination subsidiary.